EXHIBIT 10.4

BRISTOW GROUP INC.

FY 2017 ANNUAL INCENTIVE COMPENSATION PLAN

Plan Provisions
June 7, 2016

PURPOSE

To provide certain designated officers and employees the opportunity to share in the improved performance of Bristow Group Inc. (the “Company”) by achieving specific Corporate and Region financial and safety goals and key individual objectives for fiscal year 2017 (the “Plan year”).

Participants will be required to uphold and certify their compliance with the Company’s legal and ethical standards as described in the Company’s Code of Business Integrity (the “Code”) and the policies that support the Code; and shall use the Company’s Core Values and Bristow Way as guidelines for the conduct of business and working relationships.

ELIGIBILITY

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Certain designated officers and employees of the Company and participating affiliates may be eligible to participate in the Company’s Annual Incentive Compensation Plan (the “Plan”). In order to be eligible to participate in the Plan, an officer or employee must first be actively employed in a bonus eligible position for a minimum of three months. Additionally, prospective Plan participants must be recommended to and approved by the CEO, except for the Company’s executive officers who must be recommended to and approved by the Compensation Committee in order to participate in the Plan.

•
Employees who are approved for participation in the Plan and employed by the Company after the commencement of the Plan year will be eligible to participate in the Plan on a pro-rata basis for such Plan year. Employees who were already Plan participants at the beginning of the Plan year, but whose reporting line has changed from Region to Corporate, Corporate to Region or between Regions during the Plan year will be subject to the applicable KPIs and receive resulting compensation on a pro-rata basis for such Plan year.

KEY PERFORMANCE INDICATORS (KPIs) AND WEIGHTS

•	KPIs are selected and weighted to give emphasis to performance for which Plan participants have the most direct control. KPIs may vary among Plan participants and may change from year to year.

•	The Compensation Committee must approve the KPIs, weights and targets as well as any changes thereto.

•	The AA and TRIR targets for all Plan participants are measured at the consolidated Corporate level.

➢
If during the Plan year or the applicable portion thereof for newly acquired or disposed of consolidated affiliates, the Company’s or any of its consolidated affiliate’s air operations, including the Company’s SAR operations, the operations of Bristow Academy, Eastern Airways and Airnorth and the operations of any entity that becomes a consolidated affiliate during the Plan year, results in a “Class A” Accident pursuant to the recommended classification by the Bristow Safety Review Board and ultimate determination by the Compensation Committee, at its sole discretion, the portion of any incentive award hereunder attributable to the safety performance component of AA will be zero for all Plan participants.

➢
If during the Plan year or the applicable portion thereof for newly acquired or disposed of consolidated affiliates, the Company’s or any of its consolidated affiliate’s air operations, including the Company’s SAR operations, the operations of Bristow Academy, Eastern Airways and Airnorth, and the operations of any entity that becomes a consolidated affiliate during the Plan year, results in a “Class B” Accident pursuant to the recommended classification by the Bristow Safety Review Board and ultimate determination by the Compensation Committee, at its sole discretion, the portion of any incentive award hereunder attributable to the safety performance component of AA will be as set forth in Attachment I for all Plan participants.

➢
If during the Plan year or the applicable portion thereof for newly acquired or disposed of consolidated affiliates, the Company’s or any of its consolidated affiliate’s administrative, ground or air operations, including the Company’s SAR operations, the operations of Bristow Academy, Eastern Airways and Airnorth, and the operations of any entity that becomes a consolidated affiliate during the Plan year, results in the fatality of an employee, passenger, bystander or anyone involved in such operations, the portion of any incentive award hereunder attributable to the safety performance components of AA and TRIR will be zero for all Plan participants; provided however that any crewman/casualty fatality sustained on SAR flights where ‘life and death’ is at stake may be excluded by recommendation of the Bristow Safety Review Board and at the discretion of the Compensation Committee.

➢
If during the Plan year or the applicable portion thereof for newly acquired consolidated affiliates, the Company’s or any of its consolidated affiliate’s administrative, ground or air operations, including the Company’s SAR operations, the operations of Bristow Academy, Eastern Airways and Airnorth, and the operations of any entity that becomes a consolidated affiliate during the Plan year, results in a Permanent Disability Case for an employee, passenger, bystander or anyone involved in such operations, the portion of any incentive award hereunder attributable to the safety performance component of TRIR will be zero for all Plan participants; provided however that any crewman/casualty permanent disability sustained on SAR flights where ‘life and death’ is at stake may be excluded by recommendation of the Bristow Safety Review Board and at the discretion of the Compensation Committee.

➢	If the Company acquires any new consolidated affiliate during the Plan year, the TRIR performance levels for the consolidated affiliate will be based on the percentage reduction of its pro forma TRIR in fiscal year 2017 as calculated by the Bristow Safety Review Board and ultimately determined by the Compensation Committee. The TRIR performance levels for the consolidated affiliate will also be adjusted on a prorated basis (assuming a 365-day year) for the portion of the fiscal year on and after the date on which the consolidated affiliate is acquired by the Company.

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For the financial KPI, the BVA target for Corporate participants will be compared against improvement in consolidated Corporate BVA. The target for Region level participants will be compared against both improvement in Corporate BVA (weighted 75%) and improvement in Region BVA (weighted 25%).

•
Each Plan participant will have a discretionary “individual performance” component, and will be evaluated based on specific individual objectives (scorecard) and an overall performance evaluation of their contribution to the organization as well as the performance of the relevant Region, Bristow Academy, or Corporate, as applicable.

•	The performance measures and their weightings for all Plan participants in fiscal year 2016 will be BVA (50%), AA (12.5%), TRIR (12.5%) and Individual Performance (25%).

•	Each Plan participant will receive an individual Incentive Award Determination Worksheet that contains his or her specific incentive award opportunity, KPIs and performance goals.

•	Attachment I summarizes the safety KPI targets for fiscal year 2017.

PARTICIPATION LEVELS

Executive officers of the Company will be assigned a specific target level set as a percentage of actual annual base salary established by the Compensation Committee. Other Plan participants will be assigned a specific target level set as a percentage of actual annual base salary established by management based on salary grade. The target levels for Plan participants in fiscal year 2017 are as follows:

Salary Grade	Target
11	45%
10	45%
9	40%
8	35%
7	30%
6	25%
5	20%
3-4	15%
1-2	10%

KPI DEFINITIONS

The following definitions will determine the calculation of each KPI:

Safety KPIs

Air Accident (AA) – Air Accident (“AA”) measures the Company’s consolidated air accidents factoring in both the relative damage to the aircraft as well as the extent of injuries to persons. The final classification of all aircraft accidents shall be subject to the recommendation of the Bristow Safety Review Board with final determination to be made by the Compensation Committee. The following table and subsequent definitions are intended to provide guidance on the Aircraft Accident classification methodology:

Aircraft Accident Classification	Aircraft Accident Damage	Aircraft Accident Injury
A	Hull Loss	Fatal Injury/Multiple Serious Injuries
B	OEM Repair	Single Serious Injury/Multiple Minor Injuries
C	Major Repair	Minor Injury
D	Minor Repair	First Aid Case

•
Aircraft Accident Damage shall mean aircraft damage sustained during events classified as an ‘Accident’ under ICAO Annex 13. All SAR and medical emergency operational and training flights will be included. Training flights at Bristow Academy will be reviewed individually by the Company’s Global Safety department to ascertain ‘preventability’ and cost of repair vs. aircraft “write-off’. While “ditching” may result in a hull loss, such events will not in themselves determine the event classification.

•
Aircraft Accident Injury shall mean those personal injuries sustained by staff and/or passengers during flight operations. Crewman/casualty injury sustained on SAR and medical emergency flights where ‘life and death’ is at stake will not be included.

•
First Aid Case shall mean a case in which immediate and temporary care is given to a victim of an accident or sudden illness before (or in substitution of) the services of a physician or primary attention is provided by a physician which could have been administered by a qualified first aid provider. For purposes of this definition, first aid may include any single treatment and subsequent observation of minor scratches, cuts, bums, splinters, that do not normally require medical care by a physician. Such treatment and observation is considered a First Aid Case even if provided by a physician or registered professional personnel.

•	Hull Loss shall mean the aircraft is destroyed or damaged beyond economical repair.

•	Major Repair shall mean repair work that is required on an aircraft following an accident:
(a)     where an aircraft is otherwise grounded; or

(b)	where the repair requires more than a visual inspection and is not covered by routine maintenance programs.

•
Minor Injury shall mean an injury which is sustained by a person during an aircraft accident or incident event which falls between the definition above of “First Aid Case” and below of “Serious Injury”.

•
Original Equipment Manufacturer (“OEM”) Repair shall mean repair work that is required on an aircraft following an accident that requires input from the OEM in terms of design, execution or approval of the work.

•	Serious Injury shall mean an injury which is sustained by a person during an aircraft accident or personal injury event which results in:

(a)	hospitalization for more than 48 hours commencing within seven days from the date on which the injury was received;

(b)	a fracture of any bone (except simple fractures of fingers, toes, or nose);

(c)	lacerations which cause nerve, muscle or tendon damage or severe hemorrhage;
(d)     injury to any internal organ;

(e)	second or third degree burns or any burns affecting more than five percent of the body surface; or

(f)	verified exposure to infectious substances or injurious radiation.

Total Recordable Injury Rate (“TRIR”) shall be equal to the product of [(a) the total number of recordable injuries in the fiscal year to any person (including any recordable injury to a SAR or medical emergency passenger that is sustained as a result of the Company’s consolidated operations) that is more severe than a First Aid Case defined above (e.g., any fatality, Permanent Total Disability, Lost Work Time, Restricted Work Time, or Medical Treatment Case) divided by (b) the total number of hours worked in the fiscal year] multiplied by 200,000 hours. If after considering the facts of an incident in light of the following classification definitions there remains a question as to how a given incident should be classified for TRIR purposes, the Bristow Safety Review Board shall review the facts and make a classification recommendation to the Compensation Committee who in turn shall make the final classification determination at its sole discretion.

•
Medical Treatment Case shall mean a case involving any work related injury or illness that does not result in any days away from work, or one or more days of restricted work or job transfer, and where the employee receives medical treatment beyond first aid which can only be administered by a physician (including a dentist or physiotherapist) or on the direction of a physician by medically qualified personnel. For the avoidance of doubt, “medical treatment” shall not include first aid even if provided by a physician or registered professional personnel.

•	Permanent Total Disability Case shall mean a case involving any work related injury that permanently incapacitates a person and results in termination of employment.

•
Restricted Work Time Case shall mean a case involving any work related injury that renders the injured person temporarily unable to perform all, but still some, of their normal work on any day after the day on which the injury occurred.

Financial KPI

Bristow Value Added (“BVA”) is a financial performance measure customized for the Company to measure Gross Cash Flow (after tax operating cash flow) less a charge for the capital employed which is calculated by multiplying Gross Operating Assets by the Required Return.

•
Gross Cash Flow is total revenue, less total operating expense (excluding depreciation and amortization) plus rent expense for the period less taxes, plus (minus) an adjustment for the proportional consolidation of any large strategic equity investment’s gross cash flow and excluding special items, if any.

•
Gross Operating Assets is a measure of the gross tangible assets deployed into the business to generate the Company’s Gross Cash Flow. Gross Operating Assets include net working capital (excluding cash), gross property, plant and equipment (including the fleet), other non-current tangible assets, capitalized operating leases and an adjustment for the gain or losses on the sale of aircraft. Gross operating assets will also be adjusted for the proportional consolidation of any large strategic equity investment’s gross operating assets.

•
The Required Return for any fiscal year is fixed at 10.5% (2.625% per quarter). The capital charge is calculated quarterly based on the ending balance and the full fiscal year’s capital charge is the sum of the four quarters. The capital charge is defined as Gross Operating Assets times the Required Return.

Individual KPI

Individual Performance - Individual performance may relate specifically to the individual and/or pre-established Region or Corporate objective goals approved by the Plan participant’s applicable supervisor or the Compensation Committee. Each Plan participant should be evaluated on individual objectives that have been defined and communicated to the Plan participant and an overall performance evaluation of the individual’s contributions during the Plan year. The total pool for all Plan participants as a group for the discretionary component of the annual incentive award is set as a multiple of the “expected” level ranging from 0 to 200% as recommended by the Chief Executive Officer and approved by the Compensation Committee. In cases of extraordinary performance, a Plan participant may receive an amount for individual performance in excess of 200% of such participant’s targeted individual performance amount, provided that in no event shall any participant’s total annual incentive award exceed 250% of such Plan participant’s targeted total annual incentive award.

PERFORMANCE GOALS

•
The minimum, expected and maximum performance levels for each safety performance metric of AA and TRIR for fiscal year 2017 are set forth in Attachment I. The payoff schedule is a straight line between and around these points.

•
The BVA target for fiscal year 2017 is equal to the entry level BVA for fiscal year 2016 (as adjusted for new goodwill and intangibles). Achieving this level of performance at both Corporate and the Regions would imply a BVA multiple of 1.0 times bonus target.

•
If BVA improvement is above or below zero, the BVA multiplier will be above or below 1.0 times bonus target. Each Region will be assigned a bonus sensitivity factor each year set at 1% of Gross Operating Assets at the prior year end (Regions will be 3% of Gross Operating assets at the prior year end). This determines the slope of the curve. If BVA declines by the bonus sensitivity factor, the BVA multiple will drop to 0.0 times bonus target. If BVA increases by the bonus sensitivity factor, the BVA multiple will rise to 2.0 times bonus target. The payoff schedule is a straight line between and around these points.

•
The Compensation Committee reserves the right to adjust performance goals and resulting payout multiples for significant acquisitions, divestitures or events that were not contemplated when the performance goals and payout multiples were initially set.

DETERMINING THE ANNUAL INCENTIVE AWARD

•	Once the Plan year has been completed, the Company’s safety and financial performance will be determined.

•	The actual incentive award earned by each Plan participant will be equal to the sum of the incentive awards earned for each KPI, including individual performance.

•
The BVA bonus multiple is capped at 3.0 times bonus target and has a floor of 0.0 times bonus target. In a year where the bonus multiple is above the cap or below the floor, it is expected that the benchmark for measuring the following year change in BVA is the BVA that would have resulted in exactly reaching the cap or floor.

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Incentive awards hereunder will be paid as soon as practical after the end of the Plan year and completion and certification of the outside audit of the Company’s financial results. Awards to U.S. taxpayers will be paid no later than 75 days after the end of the applicable fiscal year. All other awards will be paid as soon as administratively feasible, but no later than the end of the month following approval by the Compensation Committee.

•
A Plan participant will not receive his/her incentive award until they have signed a certification of compliance under the Code of Business Integrity. The Company may recover all or a portion of the incentive award if it is found that the certification was signed with the knowledge of, or participation in, any act determined by the Company’s Compliance Committee to be in violation of the Code of Business Integrity.

ADMINISTRATION OF PLAN

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The Compensation Committee approves the Plan, with day-to-day responsibility for administration delegated to Company management. The Compensation Committee will interpret the Plan and make appropriate adjustments as necessary. All interpretations made by the Compensation Committee are final.

•	The Compensation Committee will certify the performance results of the Company and the total amount of incentive awards to be paid at the end of the Plan year.

•	The incentive awards for the applicable Plan year will be accrued and charged as an expense to the Company, before determining the financial performance under the Plan.

•
Except as provided below, Plan participants whose employment by the Company is terminated for any reason prior to the payment of any incentive award contemplated hereunder will forfeit such award in full.

•
Any Plan participant whose employment is terminated without cause may be eligible to receive a pro-rated award pursuant to the terms of the Company’s Management Severance Benefits Plan for U.S. Employees dated June 4, 2014 and the Company’s Management Severance Benefits Plan for Non-U.S. Employees dated June 4, 2014.

•	Any Plan participant whose employment is terminated for reason of death, disability or normal retirement, may be eligible to receive a pro-rated award, subject to the discretion of Company management.

•	The Compensation Committee, in its sole discretion, may make special incentive awards to any individual in order to recognize special performance or contributions.

•
This Plan has been adopted pursuant to the Company’s 2007 Long Term Incentive Plan, as amended from time to time, and will be administered by the Compensation Committee in accordance with the provisions thereof.

BRISTOW GROUP INC.

FY 2017 ANNUAL INCENTIVE COMPENSATION PLAN
ATTACHMENT I
SAFETY PERFORMANCE MEASURES

The following performance levels are established for safety KPIs for fiscal year 2017:

SAFETY KPIs	Minimum(1)	Expected	Maximum(2)
TRIR(3)	0.24	0.20	0.14
Performance Score	0.050	0.125	0.250

AA Class A Accidents(4)	0	0	0
AA Class B Accidents(4)	2	1	0
Performance Score	0.050	0.125	0.250

__________

(1)	Performance resulting in safety KPIs worse than the minimum amounts set forth above will result in a performance score of zero and no payment being provided for that portion of the incentive award.

(2)	Performance resulting in safety KPIs better than the maximum KPIs set forth above will result in the highest applicable performance score being applied to that portion of the incentive award.

(3)
TRIR will be measured based on the performance levels of the Company and its consolidated affiliates as of April 1, 2016, as adjusted on a prorated basis (assuming a 365-day year) for the TRIR relative performance of any disposed of consolidated affiliate or newly acquired consolidated affiliate during fiscal year 2017 with such calculation performed by the Bristow Safety Review Board and ultimately determined by the Compensation Committee.

(4)
AA will be measured based on the performance levels of the Company, its consolidated affiliates as of April 1, 2016 and the performance levels for the applicable period of time during fiscal year 2017 that disposed of or acquired affiliates were deemed to be consolidated affiliates.

The TRIR performance levels for any new consolidated affiliate that is acquired by the Company during fiscal year 2017 will be based on the percentage reduction on a relative basis of such consolidated affiliate’s pro forma TRIR. The following TRIR performance levels will also be further adjusted on a prorated basis (assuming a 365-day year) for the portion of the fiscal year on and after the date on which the consolidated affiliate is acquired by the Company. The TRIR performance levels will be calculated by the Bristow Safety Review Board and ultimately determined by the Compensation Committee:

SAFETY KPI	Minimum(1)	Expected	Maximum(2)
TRIR	10% reduction	20% reduction	30% reduction
Performance Score	0.050	0.125	0.250

__________

(1)
Performance resulting in TRIR worse than the minimum amounts set forth above will result in a performance score of zero and no payment being provided for that portion of the incentive award attributable to the applicable consolidated affiliate.

(2)
Performance resulting in TRIR better than the maximum TRIR set forth above will result in the highest applicable performance score being applied to that portion of the incentive award attributable to the applicable consolidated affiliate. The payoff schedule is a straight line between and around these points.